Exhibit 99.1

Business

Clayton Williams Energy, Inc.

                We are an oil and natural gas exploration, development, acquisition and production company based in Midland, Texas. Our core areas of operation are the Permian Basin, Louisiana and the Austin Chalk (Trend) and Cotton Valley Reef plays of east Texas. On December 31, 2004, our estimated proved reserves were 299 Bcfe, of which 72% were proved developed, and our pre-tax SEC PV-10 value was $705.3 million. As of December 31, 2004, we had a balanced portfolio of oil and natural gas reserves, with approximately 46% of our proved reserves consisting of natural gas and approximately 54% consisting of oil and natural gas liquids. During 2004 we achieved average net production of 87.7 Mmcfe per day, which implies a reserve life of approximately 9.3 years.

                Since our incorporation in 1991, we have built a strong asset base, and over the past three years, we have added estimated proved reserves from all sources equal to 311% of our 3-year production. Finding quality domestic oil and gas reserves through exploration is a significant challenge and involves a high degree of risk. Although our recent exploration results have improved, our drilling successes in 2002 and 2003 were limited, and we did not find sufficient reserves to replace our production through exploration activities. We plan to continue to grow our reserves through a combination of exploration, development and acquisitions. We plan to focus our exploration and development activity primarily in the Permian Basin and Louisiana, and we have allocated approximately 77% of our current planned capital expenditures for 2005 of $145 million to these areas. We intend to spend approximately $101 million on exploration activities in 2005, of which 47% is allocated for exploration in Louisiana. We also plan to spend approximately $44 million on developmental drilling with 82% of this amount allocated to the Permian Basin.

                We seek to serve as operator of the wells in which we own a significant interest. As operator, we are in a better position to:

•  control the timing and plans for future drilling and exploitation efforts;

•  control costs of drilling, completing and producing oil and gas wells; and

•  market our oil and gas production.

                At March 31, 2005 we were the operator of approximately 1,200 wells, which accounted for 77% of our total net oil and gas production for the three months ended March 31, 2005.

                We plan to continue growing our reserves and drilling inventory through acquisitions. On May 21, 2004, we acquired Southwest Royalties, Inc. (“SWR”) for $180.4 million in cash and assumed liabilities. SWR had approximately 170.8 Bcfe of proved reserves, 95% of which were located in the Permian Basin. The SWR acquisition added an estimated 120 PUD well locations and 60 recompletion opportunities to our inventory of drilling locations. It also allowed us to rebalance our drilling portfolio between exploration and development prospects, extend our implied reserve life and establish a significant presence in the Permian Basin.

Business strengths

                Concentrated focus on core areas.  We have a concentration of reserves and drilling inventory in our core areas of the Permian Basin, Louisiana and east Texas. Operating in concentrated areas helps us to better control our overhead by enabling us to manage more assets with fewer employees and achieve a higher degree of operating efficiency. By targeting our operations in relatively concentrated areas, we more efficiently capitalize on our base of geological, engineering, exploration, development, completion and production experience in these areas. We believe that our critical mass of activity in the Permian Basin and Louisiana also improves our access to oil and gas field services. We expect to continue to expand our asset base in these core areas in order to achieve growth in reserves and production.

                Balanced portfolio of current production and drilling inventory.  Our daily production for the first quarter of 2005 averaged 98.6 Mmcfe. Approximately 63% of our proved reserves at December 31, 2004 were classified as proved developed producing reserves and were concentrated in the Permian Basin where our implied reserve life is 13.7 years based on first quarter of 2005 average daily production. This base of current production provides us with a reliable source of cash flow to apply to our significant drilling inventory of PUD locations and exploratory wells.

                Combination of exploratory and development prospects.  We currently have a portfolio containing high potential exploratory prospects complemented by lower risk development projects. This was made possible through the acquisition of SWR, which significantly added to our development inventory. We continue to generate exploratory prospects on the Miocene Trend in Louisiana, in the Permian Basin and in other areas. We have identified approximately 140 PUD well locations in the Permian Basin and 30 PUD locations in other areas and expect to identify a number of additional prospects as we continue to evaluate our geoscience and technical databases. Overall, our drilling strategy balances high potential exploratory prospects with lower risk developmental drilling in known formations in the Permian Basin.

                Track record of adding reserves through the drill bit.  For the three years ended December 31, 2004, we replaced 95% of our production through the drill. In 2004, we replaced 146% of our produced reserves through the drill bit. We experienced the majority of these successes in 2004 from exploration activity in Louisiana. Reserves discovered from our exploration activities in Louisiana in 2004 replaced approximately 81% of total production for the year. This region continues to be the focus of our exploration efforts in 2005.

                Experienced and incentivized management team.  Our entire senior management team has been with the Company since its incorporation in 1991 and has an average of 28 years of relevant industry experience. Our Chairman, President, CEO and company founder, Clayton W. Williams, owns approximately 42% of our outstanding common stock. Mr. Williams does not receive any cash compensation for his services; his net salary and bonus are paid with our common stock. All key employees, other than Mr. Williams, and consultants who promote the Company’s drilling and acquisition programs are eligible to participate in our incentive compensation plan, the After Payout Working Interest Incentive Plan. We believe that this program helps to align the interests of key employees and consultants with the performance of our oil and gas properties and gives them an incentive to manage the properties in a manner that maximizes the long-term success of the properties for the Company.

                Technical expertise.  We employ 46 oil and gas technical professionals, including geophysicists, geologists, petroleum engineers, production and reservoir engineers and landmen, who have extensive experience in their technical fields. We have significant expertise with regard to various energy technologies, including 3-D seismic interpretation capabilities, deep onshore drilling, horizontal drilling, and other exploration, production and processing technologies. We have under license 3-D seismic data covering over 6,500 square miles in our core areas. Our extensive use of these technologies and the data derived from the technology reduces the cost of our drilling program and increases the likelihood of success. We continually apply our extensive in-house expertise and advanced technologies to benefit our exploration, drilling and completion operations.

Business strategy

                Our strategy is focused on creating value through exploration and developmental drilling, while selectively pursuing acquisitions. Before giving effect to the SWR acquisition, approximately two-thirds of our estimated proved reserve additions for the last three years have been a result of exploration and developmental drilling. The principal elements of our strategy include:

                Create value through our exploration activities.  We seek to identify exploration opportunities that have characteristics similar to producing properties in our core areas in order to leverage our technical and operational expertise. We continue to focus on enhancing reserve and production growth in our core areas by emphasizing and applying advanced geological, geophysical and drilling technologies. Our current capital spending plan has $101 million devoted to exploration, of which we intend to spend $48 million for exploration in Louisiana. In order to leverage our technical expertise, we also typically retain large working interests in our internally-generated prospects. We will continue to focus the majority of our exploration efforts in our core areas of operation due to the benefits of regional operating expertise and a critical mass of assets in those areas.

                Continue development of our core operating areas.  We also expect to continue growing our reserves and production through the development of our existing inventory of projects in each of our core operating areas. Our development strategy seeks to complement our exploration strategy and lower the overall risk profile of our drilling activities. Primarily as a result of the SWR acquisition and the development opportunities that accompanied it, we have increased the proportion of our capital budget devoted to developmental drilling. We have steadily increased the amount of capital allocated to development over the last three years from 5% of our capital outlay in 2002, to 17% in 2003 and 19% in 2004. During 2005, 30% of our planned capital expenditures have been allocated to development activities, and we expect to continue to allocate a significant portion of our total capital expenditures to development activities going forward.

                Pursue a disciplined and technological approach to our exploration and development opportunities. We utilize a rigorous analytical approach to maximize the success of our exploration and development opportunities. While implementing our drilling plans, we focus on:

•                                            allocating investment capital based on a risk/reward analysis of the exploratory and developmental opportunities;

•                                            optimizing production practices;

•                                            performing stimulations, recompletions, artificial lift upgrades and other operating margin and reserve enhancements;

•                                            redirecting and expanding water injection;

•                                            focusing geophysical and geological talent;

•                                            employing modern seismic applications; and

•                                            using new technology applications in drilling and completion practices.

                Utilize a disciplined approach to acquisitions.  A component of our strategy involves acquiring attractive oil and gas assets. We continue to evaluate acquisition opportunities as they arise and expect that acquisitions will play a role in building upon our reserve base and drilling inventory in the future. In 2004 we acquired SWR, which added 170.8 Bcfe of proved reserves, 120 PUD well locations and 60 recompletion opportunities to our inventory of drilling locations. We target properties in our core operating areas with established production that also have potential opportunities to increase production and reserves through exploration and development activities. In addition to potential acquisitions, we will continue to evaluate opportunities to divest non-core oil and gas assets to pursue the most efficient use of our capital.

                Maintain a flexible capital expenditure budget.  The timing of most of our capital expenditures is discretionary. We are the operator of exploration and development projects that constitute 89% of our 2005 planned capital outlays. Consequently, we have a significant degree of flexibility to adjust the level of expenditures according to market conditions. We currently anticipate spending approximately $145 million, exclusive of acquisitions, on capital projects in 2005. We expect that these projects will be funded primarily with internally generated cash flow.

Exploration program

                Our principal business strategy for our exploration program is to grow our oil and gas reserves through exploration activities, consisting of generating exploratory prospects, leasing the acreage applicable to the prospects, drilling exploratory wells on these prospects to determine if recoverable oil and gas reserves exist and producing and selling any resulting oil and gas production.

                To generate a typical exploratory prospect, we first identify geographical areas that we believe may contain undiscovered oil and gas reserves. We then consider many other business factors related to those geographical areas, including proximity to our other areas of operations, our technical knowledge and experience in the area, the availability of acreage and the overall potential for finding reserves. Most of our current exploration efforts are concentrated in regions that have been known to produce oil and gas. These regions include some of the larger producing regions in Texas and Louisiana.

                In most cases, we then obtain and process seismic data using sophisticated geophysical technology to attempt to visualize underground structures and stratigraphic traps that may hold recoverable reserves. Although this technology increases our expectations of a successful discovery, it does not and cannot assure us of success. Many factors are involved in the interpretation of seismic data, including the field recording parameters of the data, the type of processing, the extent of attribute analyses, the availability of subsurface geological data and the depth and complexity of the subsurface. Significant judgment is required in the evaluation of seismic data, and differences of opinion often exist between experienced professionals. These interpretations may turn out to be invalid and may result in unsuccessful drilling results.

                Obtaining oil and gas reserves through exploration activities involves a higher degree of risk than through drilling developmental wells or purchasing proved reserves. We often commit significant resources to identify a prospect, lease the drilling rights and drill a test well before we know if a well will be productive. To offset this risk, our typical exploratory prospect is expected to offer a significantly higher reserve potential than a typical lower risk development prospect might offer. The reserve potential is determined by estimating the aerial extent of the structural or stratigraphic trap, the vertical thickness of the reservoir in the trap, and the recovery factor of the hydrocarbons in the trap. The recovery factor is affected by a combination of factors including (i) the reservoir drive mechanism (water drive, depletion drive or a combination of both), (ii) the permeability and porosity of the reservoir, and (iii) the bottom hole pressure (in the case of gas reserves).

                Due to the high risk/high reward nature of oil and gas exploration, we expect to spend money on prospects that are ultimately nonproductive. However, over time, we believe our productive prospects will generate sufficient cash flow to provide us with an acceptable rate of return on our entire investment, both nonproductive and productive.

                We are presently concentrating our exploration efforts principally in Louisiana and the Permian Basin area of west Texas and New Mexico. Approximately 70% of our planned expenditures for exploration and development activities in 2005 relate to exploratory prospects, as compared to actual expenditures of approximately 81% in 2004 and 83% in 2003. During 2004, we spent $95.9 million on exploratory prospects, including $19.8 million on seismic and leasing activities and $76.1 million on drilling activities.

Development program

                Complementary to our higher risk potential exploration program is our development program. We have a significant inventory of development drilling locations, with approximately 140 PUD well locations in the Permian Basin and 30 PUD locations in other areas. Our development drilling inventory consists of step-out and extension type wells and recompletions, which are lower risk than exploratory wells. During 2005, 30% of our planned capital expenditures have been allocated to development activities, and we believe that a significant portion of our total capital expenditures will be directed to development activities going forward.

                The SWR acquisition in 2004 significantly added to our development drilling inventory. As a result, our development activity is mostly focused in the Permian Basin. Of the $44 million that is currently allocated to development expenditures in 2005, 82% is allocated to the Permian Basin. We have also planned development drilling in Austin Chalk (Trend) in east Texas and Plaquemines Parish in Louisiana in 2005 and 2006.

Acquisition and divestitures of proved properties

                In addition to our exploration and development activities, we are also engaged in the business of acquiring proved reserves. Competition for the purchase of proved reserves is intense. Sellers often utilize a bid process to sell properties. This process usually intensifies the competition and makes it extremely difficult for us to acquire reserves without assuming significant price and production risks. We are actively searching for opportunities to acquire proved oil and gas properties; however, because the competition is intense, we cannot give any assurance that we will be successful in our efforts during 2005.

                On May 21, 2004, we acquired all the outstanding common stock of SWR through a merger. Prior to the acquisition, SWR was a privately held, Midland-based energy company engaged in oil and gas exploration, production, development and acquisition activities in the United States. Most of SWR’s properties are located in the Permian Basin. Using reserve guidelines established by the SEC, the SWR acquisition added approximately 170.8 Bcfe to our proved oil and gas reserves on the effective date of the acquisition.

                In connection with the acquisition, we paid $57.1 million to holders of SWR common stock and common stock warrants and assumed and refinanced approximately $113.9 million of SWR bank debt at closing. In addition, we incurred approximately $9.4 million of merger-related costs, including (i) the assumption of SWR’s obligations to its officers and employees pursuant to change of control arrangements and (ii) investment banking, legal, accounting and other direct transaction costs related to the acquisition. From time to time, we decide to sell certain of our proved properties. In November 2004, we sold our interest in the Jo-Mill Unit in Borden County, Texas for cash proceeds of $22.1 million, subject to normal post-closing adjustments. This property was acquired in connection with the SWR acquisition. We realized a gain on sale of this property of $2.1 million. In December 2004, we sold substantially all of our interests in the Romere Pass Unit in Plaquemines Parish, Louisiana for cash proceeds of $8.2 million, subject to normal post-closing adjustments. We retained drilling rights to five locations in the unit, of which two are proved undeveloped locations and three are exploratory locations. Since the purchaser assumed all of our asset retirement obligations applicable to the unit, we were able to cancel a $3.5 million letter of credit issued to a previous owner. We realized a loss of $14.1 million on the sale of this property.

Summary of core areas of operation

                The table below summarizes our reserves, average net daily production, implied reserve life, wells and acreage as of December 31, 2004.

	As of December 31, 2004
		Average net daily	Implied	Wells		Total acreage				Undeveloped acreage
	Reserves	production	reserve life	Gross	Net	Gross		Net		Gross		Net
	(Bcfe)	(Mmcfe)	(Years)

Permian Basin(1):	187.9	25.2	20.4	6,172	595.0	305.5		130.6		230.2		88.9
Louisiana:	38.5	18.4	5.7	28	17.8	41.8		38.3		30.6		27.3
Austin Chalk (Trend):	51.7	18.1	7.8	324	244.2	164.8	(2)	136.9	(2)	55.5	(2)	29.3	(2)
Cotton Valley Reef Complex:	19.1	23.1	2.3	12	11.1	—	(2)	—	(2)	—	(2)	—	(2)
Other(3):	1.8	2.8	1.8	46	18.8	431.9		247.9		420.2		242.9

Total	299.0	87.7	9.3	6,582	886.9	943.9		553.7		736.5		388.3

(1)                                  Data for the Permian Basin includes some immaterial non-Permian Basin assets that were acquired as part of the SWR acquisition. Average net daily production for the Permian Basin, as annualized to give effect to the acquisition of SWR in May 2004, was 36.1 Mmcfe. On this basis, the implied reserve life for the Permian Basin is approximately 14.3 years.

(2)                                  Acreage applicable to the Cotton Valley Reef Complex is included with the Austin Chalk (Trend) acreage since both geological structures are common to most of this acreage.

(3)                                  Includes Mississippi, Arizona, Colorado, Alabama, Utah and Nevada.

Permian Basin

                The acquisition of SWR in 2004 has provided us with numerous developmental drilling opportunities in the Permian Basin. We believe that the longer-lived reserves in this area, plus the lower risk profile from the repeatable nature of these projects will complement our exploration program. At December 31, 2004, we had 187.9 Bcfe of proved reserves in the Permian Basin, of which 127.2 Bcfe were proved developed and 60.7 Bcfe were proved undeveloped. Based on first quarter 2005 average net daily production of 37.5 Mmcfe/d, our Permian Basin assets had an estimated reserve life of 13.7 years.

                We currently plan to spend approximately $59 million in the Permian Basin in 2005 to acquire acreage and to drill wells. We have identified 190 drilling locations, and we expect to identify a number of additional prospects as we continue to evaluate our geoscience and technical databases. Most of the wells we plan to drill in this area will be developmental wells, which are generally lower risk than exploratory wells. We are currently drilling three wells in the Amacker-Tippet/Wilshire Fields, an area we entered with the SWR acquisition. We have already drilled and completed five wells in this area since we acquired SWR in 2004. We estimate that we may drill up to 24 additional wells in the Amacker-Tippet/Wilshire Fields during the next twelve months, where we believe that production is available from multiple formations, including the Wolfcamp, Penn, Bend and Devonian formations. These wells are included in our planned capital expenditures for 2005. Additionally, we have tertiary recovery opportunities in our Huntley, Flying M and Foster fields in the San Andres formation, which are currently under waterflood. We estimate that reactivation of existing injection wells, redirection of existing injection patterns and water injection control could increase production and have potential for significant reserve additions. In 2004, we spent $18.4 million in the Permian Basin, including $9.5 million on SWR drilling activities and $8.9 million on leasing and drilling activities in other areas of the Permian Basin.

Louisiana

                Our operations in Louisiana, focused on the Miocene Trend in south Louisiana where we experienced the majority of our exploratory drilling successes in 2004, are the primary focus of our exploration activities in 2005. Reserves discovered from our exploration activities in Louisiana replaced approximately 80% of our 2004 total production. We spent $68 million in south Louisiana during 2004 on exploration activities, of which $56.9 million was spent on drilling and completion activities and $11.1 million was spent on seismic and leasing activities. As of December 31, 2004, we had 38.5 Bcfe of proved reserves of which 29.1 Bcfe were classified as proved developed.

                We established our core operations in south Louisiana in 2000 with a team of experienced geologists and geophysicists using enhanced 3-D seismic data and technology. Since 2001, we have acquired approximately 6,500 square miles of 3-D seismic data in this area. Prior to 2004, we had drilled 35 gross (29.3 net) exploratory wells in south Louisiana, of which 15 gross (10.5 net) were successful. The following table sets forth certain information about our exploratory well activities in south Louisiana subsequent to December 31, 2003.

Spud Date	Well Name (Prospect)	Working Interest	Current Status

February 2004	Louisiana Fruit Co. #1 (Tiger Pass)	100%	Productive
February 2004	Mervine Jankower #1 (Bosco)	100%	Dry
March 2004	Louisiana Fruit Co. #2 (Tiger Pass)	100%	Productive
March 2004	State Lease 17341 #1 (Brandi)	100%	Dry
March 2004	State Lease 17057 #1 (Nonoperated)	13%	Dry
May 2004	State Lease 17378 #2 (Fleur)(a)	75%	Productive
July 2004	JL&S #1 (Nonoperated)	55%	Dry
August 2004	McIlhenny #1 (Tabasco)	33%	Dry
September 2004	State Lease 17657 #1 (Nonoperated)	20%	Dry
September 2004	Daigle et al #1 (King)	100%	Productive
October 2004	LL&E “A” #1 (Jonita)	100%	Dry
November 2004	Orleans Levee District #1 (American Bay)	45%	Productive
February 2005	State Lease 18065 #1 (Alabama)	100%	Productive

(a)                                  This well is classified as a developmental well based on data obtained in drilling the State Lease 17378 #1 (Fleur).

                Approximately half of the 8.4 net wells commenced in Louisiana in 2004, as shown in the above table, were successful. In addition, approximately 55% of the extensions and discoveries of proved oil and gas reserves during 2004 were derived from south

Louisiana prospects. Despite these favorable results, our abandonment and impairment costs from south Louisiana prospects totaled $32.8 million due primarily to high costs on three wells. The State Lease 17378 #1 (Fleur) well was ultimately completed as a producer in a shallower zone after attempts to complete the well in a deeper zone were unsuccessful. As a result, we recorded an abandonment charge of approximately $10.7 million for costs incurred in the abandoned portion of the well. The Mervine Jankower#1 (Bosco) and the McIlhenny #1 (Tabasco) were high cost exploratory wells that were determined to be dry, resulting in combined abandonment charges of $10.3 million.

                We currently plan to spend approximately $52 million during 2005 in Louisiana on the following activities:

•               $34.4 million to conclude drilling and/or completion activities on in-progress wells at December 31, 2004, and drill approximately 16 new wells on existing prospects; and

•               $17.6 million to conduct seismic and leasing activities necessary to generate new exploratory prospects in Louisiana.

                We do not attempt to forecast our potential success rate on exploratory drilling. Accordingly, the current estimate of expenditures in this area does not include any additional costs that may be incurred to complete successful exploratory wells.

Austin Chalk (Trend)

                Prior to 1997, we were primarily a developmental driller of horizontal wells in the Austin Chalk (Trend) in east central Texas. This area continues to be a significant source of oil and gas production for us. At December 31, 2004, we had 51.7 Bcfe of reserves in the Austin Chalk, of which 73.3% was proved developed. Based on average daily production of 18.1 Mmcfe/d, this area has an implied reserve life of 7.8 years. The primary objective in this area is the Austin Chalk formation, but we also derive production from the Buda and Georgetown formations. The Austin Chalk is characterized by fractured carbonate reservoirs at depths of 5,500 to 7,000 feet. At the present time, we have identified 24 locations suitable for infill drilling and 15 existing wells on which to conduct secondary or tertiary water stimulation procedures.

Cotton Valley Reef Complex

                The Cotton Valley Reef Complex is a significant producing area for us. Production from this region accounted for 26% of our production in 2004. At December 31, 2004 we had 19.1 Bcfe of estimated total proved reserves in the Cotton Valley Reef Complex, of which 18.1 Bcfe were proved developed.

                Most of the prospects drilled in our Cotton Valley Reef Complex area are on or adjacent to our Austin Chalk (Trend) acreage in east central Texas. As opposed to Austin Chalk (Trend) formations, which are encountered at depths of 5,500 to 7,000 feet in this area, Cotton Valley Reefs are encountered at depths below 15,000 feet (which we have identified through 3-D seismic data), and the Knowles formation is encountered at depths of 14,000 to 15,000 feet.

                We did not drill any Cotton Valley Reef wells in 2004. Prior to 2004, we had drilled 14 exploratory wells in the Cotton Valley Reef Complex area in which we owned 100% of the working interest. Of the 14 wells, 11 were successful. We also participated in the drilling of three gross (.4 net) wells as a non-operator in this area prior to 2004, all of which were dry holes.

                In 2004, we spent $6.2 million in this area for leasing activities and to drill the Catherine Destefano #1, a 14,600-foot exploratory well in Robertson County, Texas targeting the Knowles formation. This structure was identified by 3-D seismic technology in connection with our exploration program in the Cotton Valley Reef Complex area. We began drilling this well in August 2004. We abandoned this well in April 2005 and recorded a $7.2 million pre-tax charge in the first quarter of 2005.

Mississippi

                In 2002, we began an exploration program in the southern portion of the Black Warrior Basin in Mississippi targeting the Stones River formation. Based on our evaluation of approximately 1,800 miles of 2-D seismic data, we engaged in a significant lease play in which we acquired more than 100,000 net acres. In 2004, we spent $20.0 million in this area, of which $4.5 million was spent on leasing and seismic activities and $15.5 million was spent on exploratory drilling. To date, we have drilled three wells in this area, all of which were unsuccessful. The Weyerhaeuser #1 and the Mississippi State University #1 were both drilled to the Stones River formation and also tested several Pennsylvanian-aged sands at a shallower depth. The Inez West #1 well, which began drilling in January 2005, was drilled exclusively to test the Pennsylvanian sands. We recorded abandonment and impairment charges totaling $29.5 million in 2004 and $2.5 million in the first quarter of 2005. We continue to carry approximately $1.1 million of unimpaired acreage costs attributable to one prospect in the Black Warrior Basin that we believe is prospective for production from the Pennsylvanian sands.

                In 2005, we currently plan to spend $3.8 million in this area to conduct seismic activities on the remaining prospect and to participate in a non-operated well outside of the Black Warrior Basin.

Other areas of activity

                During 2004, we spent $5.2 million on exploration and development activities in other areas, including:

•               $2 million primarily in California in connection with a non-operated drilling program that resulted in two dry holes; and

•               $1.8 million for leasing in Montana.

                In 2005, we currently plan to spend $30.5 million in other areas, including:

•               $17.5 million for leasing and drilling activities in south and east Texas; and

•               $12 million for leasing and seismic activities in Utah and Montana.

Recent developments

                Quarterly, we furnish financial guidance disclosures to disseminate our current estimates of certain financial and operating data. On June 6, 2005, we furnished a quarterly update to our financial guidance in a Form 8-K report with the SEC. On July 1, 2005, we furnished an update of our estimates for capital expenditures for the year ended December 31, 2005 in a separate Form 8-K report. The estimates contained in this guidance were based on information available to us as of the dates of these reports and on certain assumptions, and actual results may vary materially from these estimates.

                The financial guidance furnished on June 6, 2005 included the estimates for the second quarter of 2005 set forth below.

                Oil and gas production.  The following table compares our actual average daily oil and gas production for the first quarter of 2005 with the estimated ranges of average daily oil and gas production for the second quarter of 2005:

	Historical	Estimated
	Three months ended March 31, 2005	Three months ended June 30, 2005

Gas (Mcf)	52,900	46,500 to 50,500
Oil (Bbls)	6,878	6,300 to 6,500
Natural gas liquids (Bbls)	733	625 to 725
Total gas equivalents (Mcfe)	98,566	88,050 to 93,850

                Exploration costs.  We estimate that total exploration costs, including dry hole and abandonment costs, impairments of unproved acreage, and seismic and other exploration costs, will range from $3.6 million to $5.4 million for the second quarter of 2005, compared to $12.1 million for the first quarter of 2005. We do not attempt to furnish guidance on dry hole and abandonment costs that may result from future exploratory drilling. Consequently, the estimated range of exploration costs does not include any costs that may be charged to expense related to exploratory wells in progress.

                Production expenses.  We estimate that our production expenses, including production taxes, for the second quarter of 2005 will range from $1.40 to $1.60 per Mcfe of production, compared to $1.42 per Mcfe of production for the first quarter of 2005.

                General and administrative expenses.  We estimate that our general and administrative expenses for the second quarter of 2005 will range from $3 million to $3.2 million, compared to $2.5 million for the first quarter of 2005.

                In the financial guidance we furnished on July 1, 2005, we revised our estimates for capital expenditures for the year ended December 31, 2005 from $128.4 million to $145.2 million.

                As a matter of policy, we do not attempt to furnish guidance on the impact of accounting for derivatives prescribed by current accounting standards. Instead, we provide a summary of our current derivative positions. Disclosures regarding those derivative positions are presented elsewhere in this offering memorandum. Effective in 2004, we no longer designate our derivatives as cash flow hedges under current accounting standards and all changes in the fair value of derivatives prior to maturity, plus any realized gains/losses at maturity, are recorded as other income/expense in our statement of operations. As of June 29, 2005, the fair value of our derivative positions was a liability of approximately $78.2 million, compared to a liability of $74.1 million at March 31, 2005. Based on this estimate, we would record a charge to other income/expense for the second quarter of 2005 of approximately $10 million, compared to a charge of $35.1 million for the first quarter of 2005. Of the estimated charge for the second quarter of 2005, approximately $4 million would be a non-cash charge to record our derivative positions at their fair value on June 29, 2005, and $6 million would be the realized net losses on matured derivative contracts during the quarter. The actual charge to other income/expense related to changes in fair value of derivatives for the second quarter of 2005 will vary based on changes in market conditions between June 29, 2005 and June 30, 2005.

Glossary of certain oil and natural gas terms

The following terms have the meanings specified below:

3-D seismic. An advanced technology method of detecting accumulations of hydrocarbons identified by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.

Bbl. One barrel, or 42 U.S. gallons of liquid volume.

Bcf. One billion cubic feet.

Bcfe. One billion cubic feet of natural gas equivalents.

Casinghead gas. Unprocessed natural gas produced from a reservoir containing oil; natural gas produced with oil from oil wells.

Completion. The installation of permanent equipment for the production of oil or gas.

Credit Facility. A line of credit provided by a group of banks, secured by oil and gas properties.

DD&A. Refers to depreciation, depletion and amortization of the Company’s property and equipment.

Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

Dry hole. A well found to be incapable of producing hydrocarbons in sufficient quantities to justify completion as an oil or gas well.

Exploratory well. A well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new productive reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

Extensions and discoveries. As to any period, the increases to proved reserves from all sources other than the acquisition of proved properties or revisions of previous estimates.

Gross acres or wells. Refers to the total acres or wells in which the Company has a working interest.

Horizontal drilling. A drilling technique that permits the operator to contact and intersect a larger portion of the producing horizon than conventional vertical drilling techniques and may, depending on the horizon, result in increased production rates and greater ultimate recoveries of hydrocarbons.

Mbbls. One thousand barrels.

Mcf. One thousand cubic feet.

Mcfe. One thousand cubic feet of natural gas equivalents, based on a ratio of 6 Mcf for each barrel of oil, which reflects the relative energy content.

Mmbtu. One million British thermal units. One British thermal unit is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

Mmcf. One million cubic feet.

Mmcfe. One million cubic feet of natural gas equivalents.

Natural gas liquids. Liquid hydrocarbons that have been extracted from natural gas, such as ethane, propane, butane and natural gasoline.

Net acres or wells. Refers to gross acres or wells multiplied, in each case, by the percentage working interest owned by the Company.

Net production. Oil and gas production that is owned by the Company, less royalties and production due others.

NYMEX. New York Mercantile Exchange, the exchange on which commodities, including crude oil and natural gas futures contracts, are traded.

Oil. Crude oil or condensate.

Operator. The individual or company responsible for the exploration, development and production of an oil or gas well or lease.

Present value of proved reserves (PV-10). The present value of estimated future revenues to be generated from the production of proved reserves determined in accordance with Securities and Exchange Commission guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to nonproperty related expenses such as general and administrative expenses, debt service, future income tax expense, or depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

Proved developed nonproducing reserves. Reserves that consist of (i) proved reserves from wells which have been completed and tested but are not producing due to lack of market or minor completion problems which are expected to be corrected and (ii) proved reserves currently behind the pipe in existing wells and which are expected to be productive due to both the well log characteristics and analogous production in the immediate vicinity of the wells.

Proved developed producing reserves. Proved reserves that can be expected to be recovered from currently producing zones under the continuation of present operating methods.

Proved developed (PD) reserves. The combination of proved developed producing and proved developed nonproducing reserves.

Proved reserves. The estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

Reserve life. Reserve life is the implied life of proved reserves computed by dividing proved reserves by annual or annualized quarterly production, as applicable.

Proved undeveloped reserves (PUD). Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Royalty. An interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

SEC. The United States Securities and Exchange Commission.

Secondary recovery. The extraction of additional crude oil, natural gas and related substances from reservoirs through pressure maintenance techniques such as waterflooding and gas injection.

Standardized measure of discounted future net cash flows. The after-tax present value of proved reserves determined in accordance with SEC guidelines.

Tertiary recovery. The third major phase of crude oil recovery which involves using more sophisticated techniques, such as steam flooding or injection of chemicals, to increase recovery.

Undeveloped acreage. Leased acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether such acreage contains proved reserves.

Working interest. An interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest is entitled will be smaller than the share of costs that the working interest owner is required to bear to the extent of any royalty burden.

Workover. Operations on a producing well to restore or increase production.